Exhibit 10.3
GENERAL RELEASE AND SETTLEMENT AGREEMENT

This General Release and Settlement Agreement (hereinafter "Agreement") is made as of the “Effective Date” (as defined in Section 6(f) below) by and between Michael Bessette (hereinafter "Bessette") and ROGERS CORPORATION (hereinafter "Rogers").  The purpose of this Agreement is to fully and finally dispose of all issues regarding Bessette’s employment and separation from employment with Rogers as described below.

1.           The parties agree and acknowledge that there is good and sufficient consideration for the settlement of any and all issues between Bessette and Rogers and for the mutual promises contained herein.  Also, the parties agree and acknowledge that the terms of this Agreement are fair and equitable, reflecting both the corporate interests of Rogers and its recognition of Bessette’s years of valuable service.

2.           Bessette is voluntarily entering into this Agreement of his own free will and without influence by Rogers or any of its present or former officers, representatives, agents or employees.  Bessette was advised of his right to be represented by his own legal counsel regarding this matter.  Bessette understands that he may take as long as twenty-one (21) days to consider this Agreement before signing it.  Bessette’s execution of this Agreement before the expiration of that period will constitute his representation and warranty that he has decided that he does not need any additional time to decide whether to execute it.

3.           This Agreement constitutes the complete understanding between the parties.  Its purpose is to resolve any and all disputes or potential disputes without any party incurring additional time and expense.  All agree that full settlement would best serve all interests.

4.           Bessette represents and warrants that he has the authority to enter into this Agreement, and that he has not assigned any claims being released under this Agreement to any person or entity.

5.           Neither the negotiation, undertaking or execution of this Agreement shall constitute an admission by Rogers of a violation of any federal or state constitution, statute or regulation, or common law right, whether in contact or in tort.

Initialed by:	__________ (Employee)	______________ (H.R. Director)

AZ >40
Rev 07/09

Exhibit 10.3

6.           By accepting the terms of this Agreement, Bessette, for himself, his heirs, executors and administrators, releases and forever discharges the Released Parties of and from any and all liability in manner of suits, claims, charges or demands whatsoever, whether in law or in equity, under federal, state and municipal constitutions, statutes, charters, regulations and common law, including, but not limited to, the Family and Medical Leave Act under Federal and State laws, discrimination or retaliation claims under any fair employment practices law, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (the "ADEA"), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Americans with Disabilities Act, 42 U.S.C. §  12101 et seq., the Arizona Civil Rights Act, Ariz. Stat. §§ 41-1401, et seq.; any and all claims for violation of any public policy having any bearing whatsoever on the terms or conditions of Bessette’s employment or cessation of employment by Rogers; all claims for relief or other benefits under any federal, state, or local statute, ordinance, regulation, rule of decision, or principle of common law, all claims that the Released Parties engaged in conduct prohibited on any basis under any federal, state, or local statute, ordinance, regulation, rule of decision, or principle of common law, and all claims against the Released Parties, whether in contract, expressed or implied, or in tort, including, but not limited to, breach of covenant of good faith and fair dealing, breach of contract - expressed or implied, defamation, slander, the tortious or wrongful discharge from employment, claims for outplacement services, the intentional or negligent infliction of emotional or mental distress, claims of inducement, promissory estoppel, collateral estoppel, fraud, misrepresentation - negligent or intentional, and including any claims for attorneys' fees or costs.  This is a good and final release of all claims of every nature and kind whatsoever, and, by this Agreement, Bessette releases the Released Parties from all claims that are known and unknown, suspected and unsuspected, arising out of his employment and separation from employment with Rogers, except for claims for unemployment or workers’ compensation, unpaid wages and retirement benefits (e.g., 401(k) and pension benefits).

The term “Released Parties” used  immediately above means Rogers, all of its related companies, subsidiaries and affiliates, their successors and assigns, and all of its and their present, former and future officers, representatives, agents or employees.

Rogers, on behalf of itself and all of its related companies, subsidiaries and affiliates, their successors and assigns releases Bessette, his heirs and assigns from any and all liability in manner of suits, claims, charges or demands whatsoever, whether in law or in equity, under federal, state and municipal constitutions, statutes, charters, regulations and common law with respect to all acts or omissions taken or not taken, as the case may be, by him in good faith in the reasonable belief such acts or omissions were in the best interest of Rogers and its shareholders.
Bessette acknowledges that certain states provide that a general release of claims does not extend to claims which the person executing the release does not know or suspect to exist in his favor at the time of executing the release which, if known by him, may have materially affected his entering the release of claims.  Being aware that such statutory protection may be available to him, Bessette expressly, voluntarily and knowingly waives any arguable benefit or protection of any such statute in executing this Agreement, known or unknown.

Exhibit 10.3

Bessette acknowledges and understands that the release of claims under the ADEA is subject to special waiver protections under 29 U.S.C. § 626(f).  In accordance with that section, Bessette specifically agrees that he is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA.  In particular, he acknowledges that he understands the following:

(a)           he is not waiving rights or claims for age discrimination under the ADEA that may arise after the date he signs this Agreement;

(b)           he is waiving rights or claims for age discrimination under the ADEA in exchange for the consideration set forth in Section 12 of this Agreement, which is in addition to anything of value to which he is already entitled;

(c)           he is hereby advised to consult with an attorney before signing this Agreement;

(d)           he has twenty-one (21) days within which to consider this Agreement which will expire at 11:59 p.m. and must be postmarked or received in person by April 30, 2012;

(e)           he understands that for a period of seven (7) days after his execution of this Agreement, he may revoke this Agreement after execution by notifying Rogers in writing.  Such writing must be received by Rogers by 11:59 p.m. on the seventh consecutive day after his execution of this Release of Claims at the following address:

Susan Flanigan
U.S. Director of Human Resources
Rogers Corporation
PO Box 188
Rogers, CT   06263-0188

(f)            he understands that this Agreement will not become effective or enforceable unless and until he has not revoked it and the applicable revocation period set forth above has expired.  The date on which the revocation period expires, if Bessette does not first revoke it, is the Effective Date of this Agreement;

(g)            he understands that nothing in this Agreement restricts his right to challenge the validity of the General Release of ADEA claims, to file a charge with the EEOC or to participate or cooperate in EEOC investigations or proceedings.

7.           Bessette agrees that by this Agreement, he is expressly waiving his right to bring or pursue any judicial action, any administrative agency or action, any contractual action, any statutory action or procedure or any other action which he could have brought with respect to any matter arising from his employment with Rogers and separation therefrom with Rogers, provided, however, that this Agreement shall not preclude Bessette from seeking unemployment compensation or workers’ compensation benefits, nor shall it constitute a waiver with respect to any claims he may have for retirement benefits (e.g., 401(k) and pension benefits).  Bessette also agrees that by entering into this Agreement, he is waiving any right he may have to seek or accept damages or relief of any kind with respect to the claims released by this Agreement or by reason of termination of his employment.

Exhibit 10.3

8.           Bessette agrees to abide in full with the terms of his Employment Agreement with Rogers, dated August 4, 1976, which is specifically incorporated herein as terms of this Agreement.

9.           Once all major project work for Rogers has been completed, Bessette agrees to return promptly all Rogers’ property in his possession including, but not limited to, credit cards, keys, company files and internal documents, and any office/computer equipment which has been available for his personal use.

10.           This Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement.

11.           Bessette understands that regardless of whether he enters into this Agreement, he will be paid for all earned but unpaid wages as of his termination date, all accrued but unused vacation and will be classified under severance continuation status and receive four (4) weeks of Basic Severance Pay and benefits as provided for in the Rogers Severance Policy (“Continuing Benefits”) during the Basic Severance Pay Period.  He will also be eligible for those benefits, payments and awards outlined in his April 9, 2012, Termination  Letter which are payable without regard to whether this Agreement is signed .

12.           In consideration of entering into this Agreement, following the Effective Date, Rogers will provide the following additional consideration for the satisfactory fulfillment by Bessette of the promises contained in Sections (6), (7), (8), (9), (10), (11), (12), (13)  and (14) of this Agreement:

(a)           additional Severance Pay of 90 weeks of pay (54 weeks in accordance with our standard Severance Policy and a supplemental 36 weeks of pay ) which is paid in bi-weekly amounts from the end of the Basic Severance Pay Period, as well as continuing benefits during the entire severance period in accordance with the appropriate laws and policies and as outlined under the section “Benefit End Dates” in the Termination Letter;

(b)           six (6) months of outplacement consulting services which begin only after the Release is signed and received;

(c)           Time Based Restricted Stock:  You will receive your full payout following the third anniversary of the grant which is May 12, 2014.

Exhibit 10.3

(d)           a Lump Sum Payment of $6000 which is subject to appropriate tax and withholding and will be paid along with a severance payment.

13.           Bessette has carefully read this Agreement and fully understands its contents and significance, and he acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this document.  He fully understands that this Agreement constitutes a waiver of all rights available under federal and state statutes, municipal charter and common law, with regard to any matter related to his employment with Rogers, and separation therefrom with Rogers.

14.           Bessette agrees not to disclose the contents of the provisions of this Agreement, its terms or conditions or the circumstances that resulted in or followed Bessette’s separation from employment, to any party, excluding immediate family, except as required by law or as is reasonably necessary for purposes of securing counsel from his attorney, accountant or financial adviser.  Bessette and Rogers both agree not to make any statement, publicly or privately, written or verbal, to any third parties which may disparage or injure the goodwill, reputation and business standing of you or the Company.  In the event of any violation of this provision, and the Agreement, either party may seek all appropriate legal and equitable relief.  Nothing in this Section 14 is intended to impose restrictions on either party beyond those that are permitted by law.

15.           This Agreement represents the complete understanding of the parties and no other promises, or agreements, shall be binding or shall modify this Agreement, unless in writing, signed by these parties.

16.           If  this  Agreement is postmarked after the expiration of the seven (7)  day revocation period (referred to in section 6e) then, and if Rogers agrees to accept the signed agreement, you will receive your severance but benefits and outplacement will not be extended after the basic severance period.

17.           Bessette agrees that the terms of this Agreement shall be interpreted in accordance with the laws of the State of Arizona.

18.           If any term or provision of this Agreement, or any application thereof to any circumstances, is declared invalid, in whole or in part, or otherwise unenforceable, such term or provision or application shall be deemed to have been modified to the minimum extent necessary for it to be enforceable, and shall not affect other terms or provisions or applications of this Agreement.

Exhibit 10.3

/s/ Michael Bessette
Initial all pages. Sign last	Michael Bessette
page. Return all pages
of both originals in the	____________________
envelope provided.	Date

/s/ Susan P. Flanigan
By: _________________
Susan P. Flanigan

Its U.S. Director of Human Resources
____________________
Date

Exhibit 10.3

One Technology Drive / P.O. Box 188 / Rogers, CT 06263-0188 / 860.774.9605 / Fax: 860.779.5777

Rev.  April 9, 2012

Michael Bessette
23823 South Glenburn Dr.
Sun Lakes, AZ 85248

Dear Mike,

This letter explains your severance arrangement and other benefits that you have available.  Your last day of work for Rogers Corporation has been changed to March 9, 2012.

The check you will receive via direct deposit tomorrow, March 9, 2012, includes the following elements of pay:

Pay from February 27, 2012 through March 9, 2012

The check you will receive via direct deposit on Friday, March 23, 2012, will include the following elements of pay.

256 hours of unused vacation, allocated from 03/12/12 to 04/24/12
$20,308.00 lump sum payment equal to another four weeks of base pay due to the status of executive officer not being eligible for the lump sum payment in the Auto Reimbursement policy.

Your severance checks will be direct deposit or live in keeping with your current election.

Severance Pay:

In accordance with the severance policy, you have 38 years of service, resulting in four (4) weeks of basic severance.  Basic severance will begin on April 25, 2012, and pay will resume on May 4, 2012.  If you sign the General Release and Settlement Agreement you will receive 54 weeks of additional severance which will begin on May 23, 2012. As an added benefit to signing the General Release and Settlement Agreement, Rogers will supplement your severance by 36 weeks providing you with a total of 94 full weeks of benefit.   You MUST initial all pages, sign the last page of both originals, and return all pages of two originals to me.

Exhibit 10.3

Due to signing deadlines established in the General Release and Settlement Agreement, there may be a gap between basic severance end date and the initiation of additional severance pay.  Should this occur, additional severance will be paid retroactive from the date immediately following the last day of basic severance pay and pay will resume on the 1st regular payday administratively possible after signing and revocation period(s) have expired.  However, if the General Release and Settlement Agreement is returned after the time limit described in the Agreement, although severance pay will be retroactive, benefits and outplacement will not be provided.

Annual Incentive Compensation Plan (AICP)

You are eligible to earn and should have received your full incentive payment under the AICP based on Rogers' performance for the 2011 fiscal year.  You are also entitled to any pro-rata bonus under the AICP for the 2012 fiscal year.  Payments will be made prior to the end of the first quarter and will be direct deposit or live in keeping with your current payroll election.

Paid Through Date:

Throughout this letter you will see several references to your “Paid Through Date”.

•	If you do not sign the General Release and Settlement Agreement, your paid through date will be May 22, 2012.
•
If you do sign the General Release and Settlement Agreement within the timeframe specified in that document, and return two signed originals to the me, US Director of Human Resources in the envelope provided, your paid through date will be February 11, 2014.

Benefit End Dates:

•
Your present benefit coverage, including Medical, Dental, and the Employee Assistance Program (EAP) will continue through your paid through date.  Payroll deductions for benefits will continue throughout your severance period for as long as you continue coverage in the benefit plan(s).

•	Your Basic Group Term Life Insurance coverage will end on March 9, 2013.
•	IRS regulations prohibit RESIP deductions and loan repayments from severance pay; therefore this benefit will end on April 24, 2012.
•	Your Short-Term and Long-Term Disability coverages end on March 12, 2012.

Exhibit 10.3

•
Your Health Care FSA will continue through April 24, 2012.  If you choose to extend your FSA benefit through your severance period, you must contact Rogers to continue the deduction(s) by March 13, 2012.

•
Since you have Supplemental Term Life Insurance, your deductions will continue throughout your severance period for as long as you continue to participate in the plan.  In the event you wish to convert your Supplemental Insurance or your current Standard Term Life Insurance to a whole life policy, you will need to contact your location HR representative to request a completed Standard Portability Application and Conversion form.  You are then responsible for completing your portion of the Portability Application and Conversion form and returning them, with payment, to the address indicated in the booklet within 31 days of your last date paid.  Your current Life coverage amounts are:

Basic Group Term Life Insurance                                                      $793,000.00
Supplemental Life                                                                   $200,000.00

COBRA:

Federal Law (COBRA) requires that we offer you the opportunity to continue your Medical and Dental coverage for up to 18 months beyond your paid through date.  After your paid through date, you will receive information through the mail from Discovery Benefits with details on how to continue your coverage.  Since you have been contributing to a Flexible Spending Account (FSA), there is also a way to extend your coverage through COBRA.  However, because the provisions are different, please contact the Corporate Benefits Department at (860) 774-9605, for further explanation if you are interested in this extension through the end of the current year.

RESIP:

As you have participated in RESIP, you have two options after April 24, 2012:

Option 1
Based on current government regulations, you may leave your funds in the Plan if you have a current balance of at least $5,000.  This minimum balance amount may change in the future.  The following provisions apply if you choose this option.  You can continue to make transfers among investment fund options in the same manner as active participants.  No future loans or hardship withdrawals are available.  When you withdraw your funds, the value will be calculated as of the close of business on the day after Prudential receives your distribution request form.

Option 2
Withdraw or transfer your funds.  You can choose a direct rollover of your funds.  In a direct rollover the distribution is paid directly from the plan to an IRA or another employer plan that accepts rollovers.  If you choose a direct rollover, you are not taxed until you take your funds out of the IRA or the employer plan.  If you have the payment made to you, it is subject to 20% income tax withholding.  Additionally, the premature distribution may be subject to a 10% penalty.  You may be able to defer taxes on all or part of your distribution by making a tax deferred "rollover" to another qualified plan or IRA.  Current law requires that this be done within 60 days of your receiving the RESIP distribution.

Exhibit 10.3

For more information call Prudential Retirement at 1-877-778-2100.

Global Stock Ownership Plan:

To be eligible to purchase stock at the end of an offering period, you must participate in the plan during the entire offering period.  Your right to purchase common stock under this plan ends on June 30, 2012.

Since your paid through date extends beyond the current offering period, you have the following options:

•	You may continue to participate in the plan through the last day of the current offering period, or
•
You may elect to discontinue participation at any time during the current offering period and receive a refund of deductions taken during this offering period.  To do so, you must contact your location HR Representative.

You have the option of leaving stock purchased prior to the current offering period in your Wells Fargo Shareowner Services account, or removing it.  To access your account call the interactive telephone system at 800-468-9716, or log on to http://www.shareowneronline.com

Pension:

You will continue to accrue credited service in the pension plan until April 24, 2012.  Please contact Prudential Retirement at 1-877-778-2100 for pension information.

Pension Restoration Plan:

You will be eligible to receive a lump sum payment from the non-qualified Amended and Restated Pension Restoration Plan. The value is going to be slightly higher than the $451,432 amount you were given due to the change in your last day worked to March 9, 2012.  John Packard will provide you with a final calculation based on the last day worked of March 9, 2012.  Your payment will be made six months and one day from your last day worked (September 10, 2012).

Due to the overpayment of Fed MED/EE tax paid in January 2012, you will be provided with a Lump Sum payment of $600 which will be direct deposited along with your severance pay.  This will be paid after the signed General Release has been returned.

Exhibit 10.3

Deferred Compensation:

You will be entitled to receive your deferred compensation and bonus amounts, along with appropriate interest and Company match in accordance with the Voluntary Deferred Compensation Plan for Key Employees, as amended.  If you have questions, please contact     Bob Soffer at 860-779-5566.

Retiree Medical:

You will become eligible for a retirement medical benefit from Rogers Corporation because you  will turn 60 during your period of severance. If during your time of severance you wish to retire, you must contact Prudential to initiate your final pension calculation. You must also notify Rogers Corporation of your intent to retire using the enclosed Notification of Intent to Retire Form.

If you begin to receive a monthly pension check before your period of severance ends, you are eligible to receive retiree medical coverage.  Once retirees and/or their eligible dependents reach age 65, Rogers offers a Medicare Supplement Plan, Anthem Blue Cross and Blue Shield Group Plan F and Blue MedicareRx plan.  This is a generous plan that provides you with a Medicare (Part A and Part B) supplementary benefit that covers deductibles and coinsurance for all Medicare approved services and a Prescription (Part D) plan with a formulary and co-payments of $15 generic/$30 brand drugs/non-preferred brand drugs plus catastrophic coverage benefits.  Please be sure to enroll in Medicare Part B at age 65.  Another important feature that might interest you is that you may elect to continue in the Rogers’ Medicare Supplement Plan beyond age 70 by paying the group rate premium.

Your monthly contribution toward your retiree medical insurance will be automatically deducted from your pension check.  While these rates do not apply to you, they provide you with the information which applies to retirees in 2012 and is based on the plan chosen:

	$100 PPO Plan	$500 PPO Plan	Coinsurance Plan
Retiree/Spouse Only	$66.00	$31.00	$16.00
Retiree/Spouse + One Dependent	$132.00	$62.00	$32.00
Retiree/Spouse + Two+ Deps	$212.00	$99.00	$51.00

Rogers’ Medicare Supplement Plan
Retiree age 65+	$35.00
Both Retiree and Spouse age 65+	$70.00

Medical plan options and costs for future years will be communicated during the annual open enrollment period.

Exhibit 10.3

If you do not begin to receive a monthly pension check before your period of severance ends you will be considered a vested terminee eligible for a pension benefit to be paid at a later date.  Your medical coverage will end at the end of your period of severance, on your last date paid and you will not be eligible for retiree medical benefits.

If you have any questions about this benefit, please call our Corporate Benefits department at 860-774-9605.

Stock Options:

Please read your stock option agreement(s) and any amendment(s) carefully.  Pay particular attention to the sections referencing termination of employment (for any other reason than death, disability or retirement), vesting, exercisability, and if applicable when the related shares can be sold.  In general, most stock options are exercisable in one-third increments on the second, third and fourth anniversary dates of the grant date.  You may exercise your vested stock options for a period of three months from your last day worked.  If you agree to sign the General Release and Settlement Agreement, you may exercise any outstanding and vested stock options through your initial severance period of 58 weeks. After this extension period has expired, any remaining stock options will be cancelled.

However, should you choose to retire at the end of your severance period and you notify Rogers ahead of the expiration of your exercise period noted above (which you have done), your options will continue to vest as if you were an employee.  At the time you retire, all of your options would fully vest and be exercisable for the lesser of the original expiration date, or five years from your termination date of 3/9/12, whichever is earlier.

To exercise your stock options, contact Charles Schwab & Co. at 1-800-654-2593 (Participant Services) or log on to https://optioncenter.schwab.com.

If you have any questions about your stock options, please call the Office of the Corporate Secretary at (860) 774-9605.

Time-Based Restricted Stock Unit Award:

According to your Award Agreement, your unvested Time-Based Restricted Stock Units will be forfeited.  However, an exception has been approved by the Board of Directors.  If you agree to sign the General Release and Settlement Agreement, you will receive a payout for 3/3rds of all shares after the third anniversary of the Grant Date of May 12, 2014, has passed.  Applicable taxes, if any, will be deducted.

Exhibit 10.3

Performance-Based Restricted Stock Unit Awards:

For the award due to be paid this year, you will be paid within the next 30 days.  All shares are pending approval by the Compensation and Organization Committee for the performance period ending 12/31/2011.  Your will receive approximately 3056 shares once it is approved by the Board.  When payments are made to the grantees, this payment will be made in stock based on achievement at 97% of the target award.

Since you are retiring, you will be entitled to a pro-rated payout of shares up to your retirement date and paid at the normal distribution time for each eligible year.

Outplacement Services:

Rogers will provide you with outplacement services for a period of six (6) months to assist in your job search.  This outplacement assistance is contingent upon your signing the General Release and will begin after May 21, 2012, per your request.  Please coordinate the workshop and services directly with Right Management Consultants within 90 days after May 21, 2012.  Please contact Loren Wise once you are ready to begin using the services so she can initiate the process with Right Management and provide you with appropriate contact information.

Reference Policy:

By policy, Rogers limits release of personal information to external requestors.  The Human Resources Department will only provide potential new employers with dates of employment and job titles.  All requests for information or employment references must be referred to the Human Resources Department.

Confidentiality Agreement:

During the course of your employment with Rogers, you may have gained proprietary technical or business information regarding Rogers and/or Rogers customers.  It is our policy to remind you in writing of your obligations under the Employment, Invention Confidentiality and Non-Compete Agreement (Employment Agreement) that you signed and to provide you with a copy of this agreement, which is enclosed.

The information contained in this letter is based on our Plans and Policies as they currently exist. If there are any changes that will affect you, information will be sent to the address on file in Human Resources.

If you have any questions, please feel welcome to call me at (860) 779-4718.

Exhibit 10.3

Sincerely,

/s/  Susan P. Flanigan

Susan P. Flanigan
U.S. Director of Human Resources

Enclosures
SF/mw

Exhibit 10.3

Supplement to General Release and Settlement Agreement

This document (the “Amendment”) amends the General Release and Settlement Agreement (the “Settlement Agreement”) entered into by Rogers Corporation (the “Company”) and Michael Bessette (each a “Party” and together being the “Parties”) on May 1, 2012.  All capitalized terms used and not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

WHEREAS, Section 3(c) of the Company’s Standard Form of Time-Based Restricted Stock Unit Agreement (the “RSU Agreement”), which governs the grant of Time Based Restricted Stock Units (the “RSUs”) granted to Mr. Bessette on May 12, 2011, provides that in the event of a separation of service which meets the definition of Retirement (as such term is defined in the RSU Agreement) of a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended), the Company shall deliver the grantee’s vested shares under the May 12, 2011 grant of RSUs as soon as practicable following the earlier of (A) the first business day after the six month anniversary of the date of such Retirement or (B) the date of the grantee’s death; and

WHEREAS, the intention of the Parties is that the Settlement Agreement not amend or otherwise supersede the payment provisions of the RSU Agreement ,

NOW, THEREFORE, the Parties hereby agree to amend the Settlement Agreement, effective as of May 4, 2012, consistent with the intention of the Parties as follows:

1.	Section 12(c): this section shall be deleted in its entirety and replaced with the following:

“Time Based Restricted Stock: The total number of shares specified in the Time-Based Restricted Stock Unit Agreement under which the May 12, 2011 grant was made (the  “RSU Agreement”) -- 1,880 shares-- will be delivered to you at the time specified under the RSU Agreement..

2.	Except as specifically modified or amended hereby, the Settlement Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ROGERS CORPORATION

By: /s/ Susan P. Flanigan	By: /s/ Michael Bessette
(Signature)	(Signature)

Print Name: Susan P. Flanigan	Print Name: Michael Bessette

Title: U.S. Director of Human Resources

Date:	Date: